Exhibit 99.1

Date:                           February 24, 2010

OTCBB Symbol:        CCBC

Chino Commercial Bancorp
Stock Repurchase Program

On January 18, 2010, the Board of Directors authorized an extension and expansion of its current stock repurchase program (the " Repurchase Program"). Under this expansion, a total of $200,000 in repurchases of the Company's common stock has been approved, and the expiration date of the Repurchase Program has been extended from February 20, 2009 to February 18, 2011.  This expansion is effective as of January 18, 2010.

From February 19, 2009 through January 18, 2010, the Company had repurchased 18,265 of its shares at a weighted average price of $10.95 per share, for an aggregate purchase price of $199,970.00, representing substantially all of the funds previously authorized in the Repurchase Program in February 2009 ($200,000).  The extension and expansion eliminated the nominal $30.00 balance and authorized $200,000 for future purchases over the next twelve months.  The Company had previous repurchase programs in effect beginning in October 2006, and since the inception of the first program 2008, has repurchased a total of 159,866 of its shares at a weighted average price of $20.64 per share, for an aggregate purchase price of $3,299,727.93.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the "10b5-1 Plan"). Shares that are repurchased under the 10b5-1 Plan will be repurchased under the Repurchase Program.  Repurchases pursuant to the Repurchase Program are made at prevailing market prices from time to time in open market transactions or in privately negotiated transactions. The timing of the purchases and the number of shares to be repurchased at any given time will depend on market conditions and SEC regulations.

Any actual repurchases under the Repurchase Program will be disclosed in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the relevant periods.